WILLIAM MARSH RICE UNIVERSITY

SPONSORED RESEARCH AGREEMENT

Agreement No.___________

THIS SPONSORED RESEARCH AGREEMENT, dated as of _September 1st, 2009__ (“Agreement”), is made and entered into by and between __Natcore Technology, Inc.__ with a principal address at __47 Club Way Red Bank, NJ 07701___, (“Sponsor”), and William Marsh Rice University, a Texas non-profit corporation, with a principal address at 6100 Main Street, Houston, TX 77005 (“Rice”), with reference to the following:

A.

Sponsor is interested in scientific research related to __quantum dot containing thin films__, (“Research Area”), and Rice has certain faculty, students, and postdoctoral and staff scientists with knowledge and experience in substantive fields related to the Research Area.

B.

The research project contemplated by this Agreement is of mutual interest to Sponsor and Rice, and furthers Rice’s educational, scholarship and research objectives as an institution of higher education.

C.	Sponsor desires to fund and support, and Rice desires to conduct, the research project contemplated by this Agreement subject to the provisions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the provisions set forth herein and the mutual benefits to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and Rice agree as follows:

SECTION 1. DEFINITIONS

1.1

“Project Period” shall mean the period commencing as of __September 1st, 2009__, and ending on __August 31, 2010__. The Project Period may be extended by written agreement of duly authorized representatives of Sponsor and Rice.

1.2	“Intellectual Property” shall mean all patentable inventions, discoveries, software, formulae, processes, methods, techniques, data, and databases.

1.3	“Intellectual Property Protections” shall mean the registration, application, filing, prosecution or maintenance of a patent, copyright, or other protective measure for Intellectual Property.

1.4	“Research Project” shall mean the research project and deliverables pertaining to the Research Area as described in Exhibit A.

1.5

“Principal Investigator” shall mean _Professor Andrew R. Barron_. The Principal Investigator shall conduct, supervise and direct the Research Project. Principal Investigator shall not be changed without the prior written consent of Sponsor and Rice. The Principal Investigator is not authorized to amend or modify this Agreement. Any such amendments or modifications must be approved by Rice’s Office of Sponsored Research.

1.6

“Project Funds” shall mean those funds to be paid by Sponsor to Rice for the Research Project in the amount of _one hundred thousand_ dollars ($___100,000___.) as set forth in the budget attached as Exhibit B.

1.7	“Project Team” shall mean the Principal Investigator and any faculty, staff, or students supported by the Project Funds.

1.8	“Field of Use” shall mean ___________.

SECTION 2. PROJECT FUNDS

2.1

Sponsor shall pay Rice the Project Funds for direct and indirect costs incurred in the conduct of the Research Project. Sponsor acknowledges that this amount is a good faith estimate only and not a guarantee of the cost to conduct the Research Project. Rice shall promptly notify Sponsor of any anticipated funding deficiencies, including an estimate of the additional funds required. Sponsor may, in its discretion, provide Rice all or part of such additional funds. In no event shall Rice be obligated to incur costs in excess of the Project Funds paid by Sponsor to Rice.

2.2	Sponsor shall make an advance payment of the Project Funds upon execution of this Agreement and receipt of invoice from Rice. Invoices shall be sent to:

Natcore Technology, Inc.
47 Club Way
Red Bank, NJ 07701

All payments shall be in U.S. dollars and made by check payable to the order of William Marsh Rice University and delivered to:

William Marsh Rice University
Research Accounting, MS-74
6100 Main Street
Houston, TX 77005

Commencement of the Project is contingent upon the timely receipt of the foregoing advance payment of the Project Funds.

2.3

Rice shall account for, and maintain records of, direct and indirect costs incurred in the conduct of the Research Project in accordance with Rice’s standard policies and practices. Such records shall be made available for Sponsor’s review during Rice’s normal business hours upon reasonable prior notice, but not more frequently than once a year.

SECTION 3. PUBLICATIONS AND PRESENTATIONS; OTHER RESEARCH RIGHTS; NAME AND LOGO USE

3.1

Publications and Presentations. Sponsor acknowledges that Rice, the Principal Investigator and the other Project Team members shall have the right to publish or otherwise publicly disclose at academic and professional conferences and other meetings the results of the Research Project, subject to the following limitations. A draft copy of the proposed publication or public presentation (except for student theses and dissertations) shall be provided to Sponsor for its review at least 30 days prior to submission for publication or public presentation. During such 30 day period, Sponsor may request that Rice delay the proposed publication or public presentation for up to an additional 30 days to allow for patent or copyright filings or other matters related to the protection of Intellectual Property. In addition, Sponsor may suggest changes to the proposed publication or public presentation, but the author shall retain final authority; provided, however, that the author shall be obligated to remove any confidential information furnished by Sponsor pursuant to the non-disclosure agreement as contemplated below. Notwithstanding anything in this Agreement to the contrary, copyrights in publications, public presentations and other scholarly writings shall be owned by their respective authors.

3.2

Other Research Rights. Sponsor acknowledges that this Agreement shall not be construed to limit the freedom of Rice, the Principal Investigator or the Project Team members to engage in any other research. Notwithstanding any license that may be granted to Sponsor with respect to the Intellectual Property owned by Rice resulting from the Research Project, Rice shall retain an irrevocable worldwide right to use such Intellectual Property on a non-exclusive royalty-free basis for research and education purposes, including collaborations with other researchers. Rice shall further retain the right to publish and disclose any results of such other research.

3.3

Name and Logo Use. Neither Sponsor nor Rice shall use the other party’s name, trademarks or other logos, or the names of any individuals involved in the Research Project, including, but not limited to, the Principal Investigator and the other Project Team members, in any publication or public presentation without the prior written consent of such other party. The foregoing restriction shall not apply to the inclusion of an acknowledgment of Sponsor’s funding of the Research Project in any such publication or public presentation. Notwithstanding the above, each party has the right to post on their websites that an award to Rice has been made and include a short public abstract.

SECTION 4. INTELLECTUAL PROPERTY

4.1	Any Intellectual Property invented, reduced to practice, created, or developed solely by Rice under this Agreement shall be owned by Rice (“Rice Intellectual Property”).

4.2	Any Intellectual Property invented, reduced to practice, created, or developed solely by Sponsor under this Agreement shall be owned by Sponsor (“Sponsor Intellectual Property”).

4.3

Any Intellectual Property invented, reduced to practice, created, or developed jointly by Rice and Sponsor under this Agreement shall be owned jointly by Rice and Sponsor (“Joint Intellectual Property”).

4.4

Invention Disclosures. Rice will notify Sponsor, in confidence and in writing (“Notification”), of any Intellectual Property resulting from the Research Project reported to Rice pursuant to Rice’s Intellectual Property Policy then in effect (“Disclosure”). Notification shall be made by Rice within sixty (60) days of receipt of Disclosure. Intellectual Property Disclosures made by Rice pursuant to this section, and any related discussions between Sponsor and Rice shall be kept confidential by Sponsor, and shall not be further disclosed or used by Sponsor in any manner inconsistent with the provisions of this Agreement. Upon receipt of Disclosure, Sponsor may request (under either licensing option) that Rice pursue Intellectual Property Protections in a particular country at Sponsor’s expense.

4.5

Joint Intellectual Property. In the event that either party desires to obtain any Intellectual Property Protections concerning Joint Intellectual Property, such party will notify the other party and the parties shall mutually agree upon patent strategy and cost allocation. Each party agrees to execute documentation necessary in connection therewith. Title to all patents issued on Joint Intellectual Property shall be joint and each party shall have the right to license such Joint Intellectual Property to third parties, with the right to sublicense thereunder, without accounting to the other and without seeking the consent of the other. In the event that consent by each joint owner is necessary for either joint owner to non-exclusively license the Joint Intellectual Property, the parties hereby consent to the other party’s grant of one or more licenses under the Joint Intellectual Property to third parties and shall execute any document or do any other reasonable act deemed necessary to evidence such consent.

SECTION 5. LICENSING OPTIONS

5.1

Sponsor’s Evaluation of Rice’s Intellectual Property. Intellectual Property owned by Rice resulting from the Research Project disclosed by Rice to Sponsor may be used by Sponsor on a non-exclusive royalty-free basis, solely for internal research purposes to evaluate whether or not Sponsor is interested in licensing the technology from Rice.

5.2

License Options. Within sixty (60) days after Notification to Sponsor by Rice of a Disclosure, Sponsor may request (1) a non-exclusive, non-transferable, limited term, royalty-bearing license, or (2) an exclusive, non-transferable, limited-term, royalty-bearing license, to Rice Intellectual Property and/or Rice’s ownership in Joint Intellectual Property in the Field of Use (“Option Period”); however, neither option shall be available to Sponsor if Sponsor is in breach of this Agreement, if Sponsor or any of Sponsor’s affiliates, parents or subsidiaries are in breach of any license agreement with Rice, or if this Agreement has been terminated because of a breach by Sponsor. The license will be to make, have made, use, import, lease, sell, or otherwise dispose of products and/or services (a) in the United States and/or any other country for which Sponsor alone or Sponsor and Rice jointly choose to obtain Intellectual Property Protections and (b) in the Field of Use which embodies some or all of such Intellectual Property covered by the Disclosure. Sponsor agrees to demonstrate reasonable efforts to commercialize such Intellectual Property. The license shall be based on mutually-agreeable economic conditions and in accordance with standard Rice terms and conditions. Sponsor shall have ninety (90) days from the date of written notification to Rice of its intention to license the Rice Intellectual Property to negotiate a license agreement with Rice (“Negotiation Period”). Sponsor agrees to reimburse Rice for all Intellectual Property Protection costs and related expenses during the Option and Negotiation Periods. After expiration of the Negotiation Period, Sponsor shall have no further rights to Rice Intellectual Property. Such Negotiation Period, however, may be extended by the mutual consent of both parties.

5.3

Rice’s Research License. Rice will have a non-exclusive, non-transferable, non-royalty bearing license to use and make derivative works of all Sponsor Intellectual Property solely for the purpose of fulfilling its obligations to complete the Research Project.

SECTION 6.	DISCLAIMER OF WARRANTIES; LIABILITY LIMITATION; INDEMNIFICATION; EXPORT COMPLIANCE

6.1

Disclaimer of Warranties. Notwithstanding anything in this Agreement to the contrary, Rice makes no representations or warranties of any kind, express or implied, concerning the results of the Research Project or any related Intellectual Property, including, but not limited to, representations and warranties as to non-infringement, merchantability and fitness for any particular purpose.

6.2

Liability Limitation. Neither Sponsor nor Rice shall be liable for any incidental, consequential, special or other economic damages, such as loss of anticipated business or profits, suffered by the other party in connection with this Agreement, the Research Project or any related Intellectual Property, including, but not limited to, any use or commercialization thereof.

6.3

Indemnification. Notwithstanding anything in this Agreement to the contrary, Sponsor shall indemnify, hold harmless and defend Rice (including, but not limited to, its trustees, officers, employees, agents and representatives, the Principal Investigator and the other Project Team members) for, from and against any and all demands, claims, causes of action, damages, losses, liabilities, costs and expenses (including, but not limited to, attorney’s fees and court costs), related to any property damage or loss, bodily injury or death, directly or indirectly arising as a result of or in connection with Sponsor’s use or commercialization of the results of the Research Project or any related Intellectual Property, whether arising at law or in equity, and whether under contract, tort or strict liability principles. Sponsor’s defense obligations shall be with attorneys approved by Rice, which approval shall not be unreasonably withheld.

6.4

Sponsor’s Export Compliance. All rights granted to Sponsor in connection with this Agreement, the Research Project and the Intellectual Property resulting from the Research Project are subject to compliance with U.S. laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities. Sponsor shall not, directly or indirectly, export any such controlled commodities in connection with this Agreement, the Research Project or the Intellectual Property resulting from the Research Project, unless the required authorization and/or license is obtained from the proper governmental authorities prior to export. By granting Sponsor rights in this Agreement, the Research Project and the Intellectual Property resulting from the Research Project, Rice does not represent that an export authorization and/or license will not be necessary or, if necessary, that such authorization and/or license will be granted.

SECTION 7. SPONSOR’S CONFIDENTIAL PROPRIETARY INFORMATION

Sponsor’s Confidential Proprietary Information. Sponsor does not intend to disclose any of its confidential proprietary information to Rice. In the event it becomes necessary for Sponsor to furnish any of its confidential proprietary information to Rice for purposes of the Research Project, Sponsor may request that the Principal Investigator and the other Project Team members individually execute appropriate non-disclosure agreements with Sponsor. Notwithstanding the foregoing, Sponsor shall not disclose to Rice, the Principal Investigator or the other Project Team members, any information subject to U.S. export laws or regulations. Sponsor acknowledges that Rice shall not be obligated to accept any confidential proprietary information from Sponsor, and Rice shall not bear any institutional responsibility with respect to any such information provided by Sponsor.

SECTION 8. TERMINATION; ACTIONS UPON TERMINATION; SURVIVAL OF OBLIGATIONS

8.1	Termination. This Agreement may be terminated prior to the expiration of the Project Period as follows:

	(a)	By written agreement of the parties, effective upon the date set forth in such agreement;

(b)

By either Sponsor or Rice in the event the other party fails to cure any material breach of this Agreement within 30 days after receipt of written notice of such breach from the terminating party, effective upon receipt of written notice from the terminating party, after the expiration of the 30 day cure period; and

(c)

By either Sponsor or Rice in the event the Principal Investigator is no longer able to conduct the Research Project on behalf of Rice, effective upon receipt of written notice from the terminating party.

8.2	Actions upon Termination. Upon any expiration or termination of this Agreement:

	(a)	Sponsor shall not be obligated to make any further payments of Project Funds to Rice pursuant to Exhibit B;

(b)

Rice shall be entitled to retain any prior payments of Project Funds by Sponsor for direct and indirect costs incurred in connection with the Research Project prior to termination of this Agreement, including non-cancelable commitments for property or services, such as student or postdoctoral support;

(c)

Rice shall deliver to Sponsor within 90 days after termination of this Agreement a final accounting report of all Project Funds received and direct and indirect costs incurred in connection with the Research, including non-cancelable commitments for property or services, such as student or postdoctoral support; and

	(d)	Rice shall return to Sponsor any excess Project Funds indicated in such final accounting report within 30 days after delivery of such report to Sponsor.

8.3

Survival of Obligations. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 3.2, 3.3, 4, 5 and 6 shall survive any expiration or termination of this Agreement, and each party shall remain obligated under any other provisions that expressly or by their nature survive any expiration or termination of this Agreement.

SECTION 9. NOTICES

Any notice or other communication of the parties required or permitted to be given or made under this Agreement shall be in writing and be deemed effective upon receipt if delivered personally, by reputable courier, by facsimile or electronic transmission, or by certified registered mail, postage prepaid, return receipt requested, addressed to the other party as follows (or as changed by written notice pursuant to Section 9):

Sponsor	Rice

Contractual and Administrative:	Contractual and Administrative:
Charles Provini
Natcore Technology, Inc.	Office of Sponsored Research
47 Club Way	Rice University
Red Bank, NJ 07701	6100 Main Street, MS-16
Houston, TX 77005
Phone: 732-530-6737	Phone: 713.348.
Email: info@natcoresolar.com	Email: @rice.edu

Technical:	Technical
Charles Provini
Natcore Technology, Inc.	Department of
47 Club Way	Rice University
Red Bank, NJ 07701	6100 Main Street, MS-
Houston, TX 77005
Phone: 732-530-6737	Phone: 713.348.
Email: info@natcoresolar.com	Email:

SECTION 10. MISCELLANEOUS

10.1

Power and Authority; Due Authorization; No Conflict; Enforceability; Binding Effect. Each party represents and warrants to the other party that (i) such party has the power and authority to execute, deliver and perform its obligations under this Agreement, (ii) the execution, delivery and performance of this Agreement have been duly authorized by such party and does not and shall not conflict with any agreement or instrument to which it is bound, (iii) this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, and (iv) this Agreement, and the interests, rights, duties and obligations hereunder, shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

10.2

Entire Agreement; Further Assurances. This Agreement, including Exhibits A and B attached hereto, constitutes the entire agreement between the parties, and supersedes any prior or contemporaneous negotiations, understandings and agreements, with respect to the subject matter hereof. In addition, the terms of any purchase order or other purchasing document issued for this Research Project, and prepared and executed subsequent to signing this Agreement, shall not be applicable to this Agreement other than to provide for funding as identified herein. Each party shall execute and deliver such further documents and take such further actions as may be required or reasonably requested by the other party to effectuate the purposes of this Agreement.

10.3

No Assignment; No Amendment; No Waiver. This Agreement (i) may not be assigned or transferred, in whole or in part, by operation of law or otherwise, by seither party without the prior written consent of the other party, and (ii) may not be amended or modified, by course of conduct or otherwise, except in a writing duly executed by each of the parties. Any waiver of any provision of this Agreement shall be in writing duly executed by the waiving party. The failure or delay by either party to seek redress for any breach or default under this Agreement, or to insist upon the strict performance of any provision of this Agreement, shall not constitute a waiver thereof or of any other provision of this Agreement, and such party shall have all remedies provided herein and at law and in equity with respect to such act and any subsequent act constituting the same.

10.4

Force Majeure; Remedies Cumulative. Either party’s delayed performance under this Agreement may be temporarily excused without liability, if such delay is a result of causes or conditions beyond that party’s control and without that party’s fault or negligence (such causes or conditions specifically do not include the financial incapacity to pay); provided, however, that such party must diligently pursue actions to remedy such cause or condition. The rights and remedies provided in this Agreement are cumulative in nature and shall be in addition to any such other rights and remedies available at law and in equity.

10.5

Resolution of Disputes. In the event of any dispute or disagreement between the parties either in interpreting any provision of this Agreement or about the performance of either party and upon the written request of either party, each of the parties will appoint a designated representative to attempt to resolve such dispute or disagreement. The designated representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without any formal proceedings. The specific format of such discussion shall be left to the discretion of the designated representatives. No litigation for the resolution of such dispute may be commenced until the designated representatives have met and either party has concluded in good faith that amicable resolution through continued negotiation does not appear likely (unless either party fails or refuses to appoint a designated representative and schedule a meeting of such representatives within thirty (30) days after a request to do so by the other party).

10.6

Governing Law; Jurisdiction and Venue; Attorneys’ Fees. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States and the laws of the State of Texas (without regard to the conflicts or choice of law principles thereof). Sponsor and Rice irrevocably consent to the jurisdiction of the State of Texas, and agree that any court of competent jurisdiction sitting in Harris County, Texas, shall be an appropriate and convenient place of venue to resolve any dispute with respect to this Agreement. In the event either party commences any proceeding against the other party with respect to this Agreement, the prevailing party (as determined by the authority before whom such proceeding is commenced) shall be entitled to recover reasonable attorneys’ fees and court costs as may be incurred in connection therewith in addition to any such other relief as may be granted.

10.7

Severability. In the event any provision of this Agreement is determined to be invalid or unenforceable, it is the desire and intention of the parties that such invalidity or unenforceability not invalidate or render unenforceable the remainder of the Agreement and that such provision be reformed and construed in such a manner that it will, to the maximum extent practical, be deemed valid and enforceable, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

10.8

Construction of Agreement. The provisions of this Agreement shall not be construed more favorably toward one party than the other party as a result of one party being the primary drafter of the Agreement. This section and other headings in this Agreement are for convenience of reference only and shall not affect, expressly or by implication, the meaning or interpretation of any of the provisions hereof.

10.9	Independent Contractor Relationship; No Third Party Beneficiaries. Sponsor and Rice intend that their relationship under this Agreement shall be as independent contractors, and neither Sponsor nor

Rice shall conduct themselves in a manner inconsistent with such independent contractor status. Nothing in this Agreement nor any performance hereunder is intended, or shall be construed, to create a partnership, joint venture or other form of business enterprise, or relationship of agency or employment, between Sponsor and Rice (including, but not limited to, the Principal Investigator and the other Project Team members). Moreover, neither party shall have the authority to enter into contracts on behalf of the other party. Nothing in this Agreement, express or implied, is intended to confer, any benefits, rights or remedies on any person, other than the parties hereto and their successors and permitted assigns.

10.10	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Sponsor and Rice have each duly executed and delivered this Agreement as of the date first written above.

t
Natcore Technology, Inc.		William Marsh Rice University

By:		By:

Charles R. Provini

Exhibit A

Research Project

DELIVERABLES: [Please list all deliverables (i.e. interim and/or final reports and other tangible items).]

Exhibit B

Budget

Category	Amount

Personnel

Materials and Supplies

Direct Costs

Indirect Costs

Total